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                             AMENDMENT TO INDENTURE
                             ----------------------
  THIS AMENDMENT TO INDENTURE ("Amendment") is dated as of
February 8, 1994 between Bally's Casino Holdings, Inc. (the "Company) and Amalgamated Bank of Chicago, as Trustee (the "Trustee").

                                    RECITALS

  A. The Company and the Trustee entered into an Indenture dated as of June 15, 1993 (the "Indenture") respecting the Company's Senior Discount Notes due 1998 and the Company's Senior Discount Notes to be exchanged therefor.

  B. In accordance with Article IX of the Indenture, the holders of at least a majority in Principal Amount at Maturity of the Outstanding Securities have consented in writing to the substance of this Amendment.

                                   AGREEMENT

  The parties hereto hereby agree as follows:

  1. The definition of "New Subsidiaries" contained in Section 1.01 of the Indenture hereby is amended to read in its entirety as follows:

  "New Subsidiaries" means Subsidiaries of the Company, including, but not limited to, any Subsidiaries or business acquired by such Person after the date of this Indenture, provided that a New Subsidiary shall not be Bally's Park Place or a Subsidiary thereof engaged in the ownership or operation of Bally's Park Place Casino Hotel and Tower.

  2. The definition of "Permitted Debt of Bally's Park Place" contained in
Section 1.01 of the Indenture hereby is amended to read in its entirety as follows:

  "Permitted Debt of Bally's Park Place" means, without duplication, any of the following Debt of Bally's Park Place:

     (a) Debt (including letters of credit) outstanding at any time under the Credit Agreement, or any successor thereto, in an aggregate principal amount not to exceed $50 million;

     (b) Debt outstanding at any time under the 11-7/8% First Mortgage Notes due 1999 issued by Bally's Park Place, in the original principal amount of $350 million;

     (c)  Any Debt outstanding on the date of this Indenture;

     (d)  Debt of Bally's Park Place to the Company;

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     (e)  Additional Debt which may be incurred by Bally's Park Place not to exceed $50 million in the aggregate at any one time;

     (f) Additional Debt which may be incurred by Bally's Park Place not to exceed $10 million in the aggregate at any one time so long as such Debt is used solely for Casino Hotel Improvements and an amount not to exceed $20 million of Debt in the form of a guaranty or payment thereon of any obligation of an Affiliate;

     (g) Debt the proceeds of which are used, directly or indirectly, to Refinance in full the Securities or any or all outstanding Debt of Bally's Park Place in a principal amount (or, if such Debt does not require cash payments prior to maturity, with an original issue price of such Debt) not to exceed the Principal Amount of such Debt being Refinanced (or, if the Debt being Refinanced was issued with an original issue discount, the original issue price plus the amortized portion of the original issue discount to the date that such Refinancing Debt was incurred) plus accrued and unpaid interest with respect to the Debt being Refinanced through and to the date of repayment,if any, plus any premium for prepayment provided for in the instrument governing the Debt being Refinanced, if any, plus any premium reasonably determined by the Board of Directors of Bally's Park Place as necessary to accomplish such Refinancing by means of a tender offer, defeasance or privately negotiated purchase, if any, plus the reasonable costs of such Refinancing;

     (h) Debt of New Subsidiaries of Bally's Park Place subject to the provisions of Section 4.03(c);

     (i) Debt under Interest Swap Obligations and other agreements between Bally's Park Place and one or more financial institutions providing for "swap", "cap", "collar" or other interest rate protection;

     (j) Obligations in respect of performance bonds, surety bonds and appeal bonds provided in the ordinary course of business and any renewals, extensions or amendments, modifications or supplements thereto; and

     (k) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, PROVIDED that such Debt is extinguished within two Business Days of its incurrence.





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  3. The following definitions hereby are added to Section 1.01 of the
Indenture:

  "BPP Indenture" means the Indenture dated as of August 31, 1989 among Bally's Park Place, Bally's Park Place Funding, Inc., a Delaware corporation, Bally's Park Place, Inc., a New Jersey corporation, Bally's Park Place Realty Co., a New Jersey corporation, and First Bank, National Association, as Trustee.

  "BPP Loan Agreement" means the Loan Agreement among Bally's Park Place, a New Jersey corporation, Bally's Park Place Realty Co., Inc., a New Jersey corporation, Bally's Park Place, First Fidelity Bank, N.A. New Jersey, as agent, First Fidelity Bank, N.A. New Jersey, Midlantic National Bank and National Westminster Bank NJ dated June 30, 1992.

  4. Section 4.05(b)(v) of the Indenture hereby is amended to read in its entirety as follows:

       (v) so long as (A) no Default or Event of Default has occurred and is continuing or would result from the payment thereof, and (B) the payment of such Restricted Payments is permitted by the CCC, the payment of such Restricted Payments in an amount which has been received by the Company from Bally's Park Place; PROVIDED such payments were permitted under Bally's Park Place's financing agreements in effect on the date of this Indenture regardless as to whether such financing agreements are later terminated or whether any Debt is outstanding thereunder; and PROVIDED FURTHER that, for purposes of this provision, the definition of "Consolidated Net Income" contained in Section 1.01 of the BPP Indenture and Section 1.01 of the BPP Loan Agreement shall be deemed to exclude extraordinary gains or losses, if any, incurred in connection with the Refinancing of any securities issued by Bally's Park Place; and PROVIDED FURTHER that the distribution by Bally's Park Place of up to $35 million in connection with the Refinancing of the securities issued under the BPP Indenture will not constitute a "Restricted Payment" (x) for purposes of, and as that term is used in, the BPP Indenture or (y) for purposes of, and as that term is used in, the BPP Loan Agreement provided that, for purposes of this provision, the $35 million referenced above remains subject to the provisions of Section 4.05(a).

  5. Subsections (vi) and (vii), set forth below, hereby are added to Section 4.05(b) of the Indenture:

   (vi) the guaranty or payment thereon by Bally's Park Place of up to $20 million of any obligation of an Affiliate; and

   (vii) Investments in Affiliates of Bally's Park Place in gaming related ventures, in an amount not to exceed $25 million.





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  6. The last sentence of Section 4.05 hereby is amended to read in its entirety as follows:

  The Restricted Payments described in clauses (b)(i), (ii) and (iii)(A) above shall be included in any computation of the aggregate amount of Restricted Payments by the Company.

  7. Section 4.08 of the Indenture hereby is amended to read in its entirety as follows:

     SECTION 4.08. LIMITATION ON OTHER BUSINESS ACTIVITIES. The Company shall not, directly or through any Subsidiary, conduct any business other than (i) the ownership of 100% of the Capital Stock of Bally's Park Place and (ii) the ownership of Capital Stock and other securities of New Subsidiaries or Permitted Ventures acquired after the date of this Indenture which New Subsidiaries or Permitted Ventures, and Bally's Park Place, in each case, shall be engaged solely in Gaming Activities. The restrictions contained in this Section 4.08 shall not apply to any Restricted Payment (or any transaction contemplated by Section 4.05 (b)). Proceeds from the sale of Securities not invested in Bally's Park Place, New Subsidiaries or Permitted Ventures will be invested in Cash Equivalents.

  8. Capitalized terms used in this Amendment and not otherwise defined herein are deemed to have the meanings given to them in the Indenture.

  9. Except as otherwise provided in this Amendment, all terms, provisions and conditions of the Indenture remain in full force and effect.

  IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

                                        BALLY'S CASINO HOLDINGS, INC.

                                        By: /S/
                                            --------------------------
                                            Executive Vice President and
                                            Chief Financial Officer

                                        AMALGAMATED BANK OF
                                        CHICAGO, as Trustee

                                        By: /S/
                                            --------------------------